Filed pursuant to Rule 424(b)(5)

Registration No. 333-248763

Supplement No. 1 to PROSPECTUS SUPPLEMENT dated October 5, 2020

(TO PROSPECTUS DATED SEPTEMBER 23, 2020)

JAGUAR HEALTH, INC.

This Supplement No. 1, dated March 31, 2021 (this “Supplement”) supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated October 5, 2020 (the “Prospectus Supplement”), which together with the accompanying base prospectus dated September 23, 2020 (the “Prospectus”), relate to the offer and sale, from time to time, of shares of our voting common stock, par value $0.0001 per share (“Common Stock”) to or through Ladenburg Thalmann & Co. Inc. (“Ladenburg”), acting as our sales agent, in accordance with the terms of a sales agreement (the “Sales Agreement”) dated October 5, 2020 that we entered into with Ladenburg. This Supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

From October 5, 2020 through the date of this Supplement, we sold an aggregate of 5,824,479 shares of Common Stock for an aggregate purchase price of $7,000,000 under the Prospectus Supplement, resulting in net proceeds of approximately $6.8 million after commissions and expenses of approximately $210,000. As of the date of this Supplement, we do not have any Common Stock available for sale under the Sales Agreement. Accordingly, each reference to the maximum aggregate offering price of Common Stock that we may sell in this offering is hereby amended in the Prospectus Supplement from $7,000,000 to $0.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “JAGX.” On March 29, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.71 per share.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page S-10 of the Prospectus under the caption “Risk Factors” and in the documents incorporated by reference into the Prospectus Supplement and the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

LADENBURG THALMANN

The date of this Supplement is March 31, 2021